Exhibit 99.2

INDEX

Page

Consolidated financial statements
Independent Auditors’ Report	38
Consolidated Statements of Operations for the years ended December 31, 2003, December 31, 2002 and December 30, 2001	39
Consolidated Balance Sheets as of December 31, 2003 and December 31, 2002	40
Consolidated Statements of Cash Flows for the years ended December 31, 2003, December 31, 2002 and December 30, 2001	41
Consolidated Statements of Comprehensive Income (Loss) and Shareholders’ Equity for the years ended December 31, 2003, December 31, 2002 and December 30, 2001	42
Notes to Consolidated Financial Statements	43

INVERESK RESEARCH GROUP, INC.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Inveresk Research Group, Inc.:

      We have audited the accompanying consolidated balance sheets of Inveresk Research Group, Inc. and subsidiaries as of December 31, 2003 and December 31, 2002, and the related consolidated statements of operations, comprehensive income (loss) and shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of December 31, 2003, and December 31, 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

      As explained in Note 4 to the consolidated financial statements, effective January 1, 2002 the Company adopted Statements of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”

/s/ DELOITTE & TOUCHE LLP

Edinburgh, Scotland

February 20, 2004

INVERESK RESEARCH GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(In thousands, except share and per share data)
Net service revenue	$272,482	$222,462	$156,296
Direct costs excluding depreciation of $5,074, $3,596 and $2,832 respectively	(141,603)	(110,099)	(83,975)

	130,879	112,363	72,321
Selling, general and administrative expenses:
Compensation expense in respect of share options and management equity incentives	—	(53,020)	—
U.K. stamp duty taxes arising on change of ultimate parent company	—	(1,545)	—
Share offering expenses (Note 3)	(658)	—	—
Restructuring and integration costs arising from business acquisitions (Note 5)	(1,088)	—	—
Other selling, general and administrative expenses	(70,106)	(56,455)	(41,934)

Total selling, general and administrative expenses	(71,852)	(111,020)	(41,934)
Depreciation	(12,301)	(10,315)	(8,028)
Amortization of goodwill and intangibles (Note 8)	(580)	—	(7,910)

Income (loss) from operations	46,146	(8,972)	14,449
Interest income	422	344	483
Interest expense	(3,886)	(13,687)	(18,177)

Income (loss) before income taxes	42,682	(22,315)	(3,245)
Provision for income taxes (Note 12)	(4,560)	(5,694)	(1,875)

Net income (loss)	$38,122	$(28,009)	$(5,120)

Earnings (loss) per share:
Basic	$1.04	$(0.94)	$(0.24)
Diluted	$1.01	$(0.94)	$(0.24)
Weighted average number of common shares outstanding:
Basic	36,527,491	29,735,957	21,489,571
Diluted	37,705,378	29,735,957	21,489,571

See accompanying notes to consolidated financial statements.

INVERESK RESEARCH GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 31	December 31,
	2003	2002

	(In thousands,
	except share data)
ASSETS
Current assets:
Cash and cash equivalents	$24,579	$19,909
Accounts receivable, net of allowance for doubtful accounts of $1,525 in 2003 and $1,021 in 2002	53,391	39,266
Unbilled receivables, net of reserve for losses on contracts of $897 in 2003 and $1,110 in 2002	24,331	20,706
Income taxes receivable	4,045	2,979
Inventories	1,619	1,167
Deferred income taxes (Note 12)	144	—
Other current assets	6,902	4,300

Total current assets	115,011	88,327
Property, plant and equipment (Note 6)	145,364	108,570
Goodwill (Note 7)	184,239	135,043
Intangible assets (Note 8)	2,203	—
Deferred income taxes (Note 12)	669	—
Deferred debt issue costs	1,593	527

	$449,079	$332,467

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,389	$10,792
Advance billings	56,745	41,415
Accrued expenses (Note 9)	29,050	21,399
Income taxes payable	2,018	2,871
Deferred income taxes (Note 12)	334	204
Current portion of long term debt (Note 10)	7,857	217

Total current liabilities	116,393	76,898
Deferred income taxes (Note 12)	22,994	22,139
Long term debt (Note 10)	50,941	67,768
Defined benefit pension plan obligation (Note 14)	24,576	13,259
Commitments and contingencies (Note 11)
Shareholders’ equity:
Preferred stock, $0.01 par value 10,000,000 authorized, none issued	—	—
Common stock, $0.01 par value 150,000,000 authorized; 37,863,498 and 36,004,777 issued and outstanding at December 31, 2003 and December 31, 2002	379	360
Additional paid-in capital	211,963	191,618
Retained earnings (accumulated deficit)	4,329	(33,793)
Accumulated other comprehensive income (loss)	17,504	(5,782)

Total shareholders’ equity	234,175	152,403

	$449,079	$332,467

See accompanying notes to consolidated financial statements.

INVERESK RESEARCH GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(In thousands)
Cash flows from operating activities
Net income (loss)	$38,122	$(28,009)	$(5,120)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash compensation expense in respect of exercise of share options and management equity incentives	—	52,934	—
Depreciation of property, plant and equipment	12,301	10,315	8,028
Amortization of goodwill and intangible assets	580	—	7,910
Deferred pension obligations	1,124	209	130
Deferred income taxes	(576)	2,238	210
Amortization of deferred loan issue costs	839	2,240	1,040
Interest on 10% unsecured subordinated loan stock due 2008, not payable until the loan stock is redeemed	—	6,058	8,970
Payment of interest on 10% unsecured subordinated loan stock due 2008 following the initial public offering	—	(21,454)	—
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivables	(5,781)	(7,328)	(1,682)
Advance billings	5,098	11,035	(361)
Inventories	(452)	1,006	176
Accounts payable and accrued expenses	6,322	553	640
Income taxes	704	2,124	(1,277)
Other assets and liabilities	(1,972)	(2,136)	829

Net cash provided by operating activities	56,309	29,785	19,493
Cash flows from investing activities
Purchase of ClinTrials Research Inc., net of cash acquired of $5,700	—	—	(115,147)
Purchase of PharmaResearch Corporation, net of cash acquired of $5,976	(38,968)	—	—
Purchases of property, plant and equipment	(25,076)	(25,497)	(11,145)

Net cash used in investing activities	(64,044)	(25,497)	(126,292)
Cash flows from financing activities
Issue of common stock, net of issue costs	20,364	137,691	388
Repayments of short-term borrowings	(259)	(3,661)	(3,038)
Proceeds from long-term borrowings, net of issue costs	56,680	66,904	156,440
Repayments of long-term debt	(67,500)	(201,027)	(38,311)

Net cash provided by (used in) financing activities	9,285	(93)	115,479
Effect of foreign currency exchange rate changes on cash	3,120	(404)	(2,248)

Increase in cash and cash equivalents	4,670	3,791	6,432
Cash and cash equivalents at beginning of period	19,909	16,118	9,686

Cash and cash equivalents at end of period	$24,579	$19,909	$16,118

Supplemental cash flow information:
Interest paid	$3,770	$29,203	$3,686

Income tax paid	$2,930	$1,504	$2,796

See accompanying notes to consolidated financial statements.

INVERESK RESEARCH GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

AND SHAREHOLDERS’ EQUITY

						Accumulated
	Shares of				Retained	Other
	Common Stock	Total	Par Value	Additional	Earnings	Comprehensive
	$0.01 Par	Shareholders’	Paid-In	Paid-In	(Accumulated	Income
	Value	Equity	Capital	Capital	Deficit)	(Loss)

	(In thousands, except share data)
Balance at December 31, 2000	15,803,724	$247	$158	$807	$(664)	$(54)
Issue of common stock	7,665,364	388	77	311	—	—
Comprehensive loss:
Foreign currency translation adjustments		(1,675)	—	—	—	(1,675)
Cumulative-effect adjustment for SFAS 133 (net of income taxes of $58)		(135)	—	—	—	(135)
Provision for accumulated benefit obligation under SFAS 87 (net of income taxes of $484)		(1,090)	—	—	—	(1,090)
Net loss for period to December 30, 2001		(5,120)	—	—	(5,120)	—

Comprehensive loss		(8,020)

Balance at December 30, 2001	23,469,088	$(7,385)	$235	$1,118	$(5,784)	$(2,954)
Issue of common stock, net of offering costs of $18,425	12,535,689	137,691	125	137,566	—	—
Compensation expense in respect of share options and management equity incentives		52,934	—	52,934	—	—
Comprehensive income (loss):
Foreign currency translation adjustments		2,655	—	—	—	2,655
Provision for accumulated benefit obligation under SFAS 87 (net of income taxes of $2,350)		(5,483)	—	—	—	(5,483)
Net loss for year to December 31, 2002		(28,009)	—	—	(28,009)	—

Comprehensive loss		(30,837)

Balance at December 31, 2002	36,004,777	$152,403	$360	$191,618	$(33,793)	$(5,782)
Issue of common stock, net of offering costs of $1,000	1,858,721	20,364	19	20,345	—	—
Comprehensive income (loss):
Foreign currency translation adjustments		29,089	—	—	—	29,089
Tax benefit arising on options granted on or after June 27, 2002		219	—	—	—	219
Provision for accumulated benefit obligation under SFAS 87 (net of income taxes of $2,581)		(6,022)	—	—	—	(6,022)
Net income for year to December 31, 2003		38,122	—	—	38,122	—

Comprehensive income		61,408

Balance at December 31, 2003	37,863,498	$234,175	$379	$211,963	$4,329	$17,504

See accompanying notes to consolidated financial statements.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

      Inveresk Research Group, Inc. and its subsidiaries (collectively the “Company”) provide drug development services to companies in the pharmaceutical and biotechnology industries. Through the Company’s pre-clinical and clinical business segments, it offers a broad range of drug development services, including pre-clinical safety and pharmacology evaluation, laboratory sciences services and clinical development services. The Company is one of a small number of drug development service companies currently providing a comprehensive range of pre-clinical and clinical development services on a worldwide basis. The Company’s client base includes major pharmaceutical companies in North America, Europe, and Japan, as well as many biotechnology and specialty pharmaceutical companies.

2.	Basis of Presentation

      Effective January 1, 2002, the Company has changed its fiscal year end to the last calendar day in the year. In 2001 and prior years the fiscal year ended on the last Sunday of each calendar year. In 2001 the fiscal year contained 52 weeks and ended on December 30, 2001. The change was made so that the Company’s reporting periods will end on the same date each year and will be of equal length. The impact on the results of the periods presented in these financial statements is not significant.

      On June 25, 2002 there was a change in ultimate parent company from a company organized in Scotland to a corporation organized in Delaware. This was accomplished through a share exchange transaction in which all the shareholders of Inveresk Research Group Limited (the former ultimate parent company) exchanged their shares for shares of common stock of Inveresk Research Group, Inc. (the current ultimate parent company). With the exception of the incurrence of U.K. stamp duty charges of $1.5 million, this transaction had no impact on the consolidated assets or liabilities of the Company. The consolidated financial statements have been prepared as if the change of ultimate parent company had taken place prior to the periods presented. Accordingly, the shareholders’ equity and earnings per share at the dates and for periods before June 25, 2002 are presented on the basis of the capital structure of Inveresk Research Group, Inc. calculated by multiplying the numbers of shares of Inveresk Research Group Limited outstanding at the dates and for the periods presented by the weighted average exchange ratio used in the share exchange transaction.

3.	Issuance of Common Stock

      The Company completed its initial public offering of 12 million shares of common stock, at a price of $13 per share on July 3, 2002. It used the net proceeds of the offering, together with drawings under a new bank credit facility, to repay all of the outstanding principal and interest under the previously outstanding bank debt and under the 10% unsecured subordinated loan stock due 2008. As discussed below in Note 13, the Company recorded additional compensation-related charges of $48.5 million in connection with the initial public offering and related change of ultimate parent during 2002.

      In February 2003, the Company announced a proposed public offering of up to 10.5 million shares of common stock. On March 7, 2003, the Company announced the withdrawal of the registration statement relating to this offering because market conditions at the time made it inadvisable to proceed with the offering. The costs relating to this proposed offering amounted to $0.7 million and were expensed in 2003.

      On November 25, 2003 the Company completed an offering of 11.5 million shares of common stock at $20 per share. Of the 11.5 million share offering, 10.5 million were sold by existing shareholders, principally Candover Investments PLC and associated Candover entities and one million new shares were sold by the Company. The net proceeds received on the sale of shares by the Company amounted to $18.2 million.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Summary of Significant Accounting Policies

Principles of Consolidation

      The accompanying financial statements include the accounts of Inveresk Research Group, Inc. and its subsidiaries. All intercompany transactions, balances and profits are eliminated. All business combinations have been accounted for using the purchase method.

      Under the purchase method, goodwill represents the excess of the cost of an acquisition over the fair value of the Company’s share of the net assets of the acquired subsidiary at the date of acquisition. Goodwill is reported in the balance sheet as an intangible asset and, prior to January 1, 2002, was amortized using the straight-line method over its estimated useful life. The accounting policy for goodwill that took effect from January 1, 2002 is described in the Intangible Assets section of this Note. The gain or loss on disposal of an entity includes the unamortized balance of goodwill relating to the entity disposed of.

Accounting Estimates

      The preparation of financial statements in conformity with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The significant estimates underlying the accompanying consolidated financial statements include the estimates made in the Company’s revenue recognition process, the reserve for losses on contracts and the assumptions underlying the accounting for our U.K. defined benefit pension plan. Actual results could differ from those estimates.

Foreign Currencies

      The consolidated financial statements are prepared in U.S. Dollars. The functional currency of each of the Company’s subsidiaries is the local currency in which each subsidiary is located. Transactions in foreign currencies are measured at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is either settled or remeasured are recognized in the statement of operations.

      The financial statements of foreign subsidiaries are translated into U.S. Dollars using the current-rate method. Accordingly, assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the year. Differences arising from the translation are recorded to accumulated other comprehensive loss.

      The foreign currency exchange gain or loss recognized in the statements of operation and included in “Other selling, general and administrative expenses” was a loss of $3.2 million for the year ended December 31, 2003, a loss of $0.4 million for the year ended December 31, 2002 and a gain of $1.2 million for the 52 weeks ended December 30, 2001.

Revenue Recognition

      Many of the Company’s contracts are fixed-price contracts over one year in duration. Revenue for such contracts is recognized based on the proportional performance method of accounting. Revenue is recognized as costs are incurred and includes estimated earned fees or profits calculated on the basis of the relationship between costs incurred and total estimated costs (cost-to-cost type of percentage-of-completion method of accounting). The Company also has contracts with a duration of less than one year. Revenue is recognized on these contracts in the same manner as for contracts of more than one year duration except for contracts that

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are at an agreed fee per hour. Revenue on agreed fee per hour contracts is recognized as services under the contract are provided.

      Where the scope of a contract is extended, the costs incurred prior to the contract extension being agreed in writing by the client are included in the calculation of the percentage-of-completion of the existing contract, prior to the extension. The estimated revenues are not updated until the contract extension has been agreed in writing with the client. However, when this occurs, the estimated total contract revenues are recalculated and a cumulative adjustment to revenues earned to that point under the contract is recorded.

      The Company follows the guidance in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition” (“SAB 101”). SAB 101 states that revenue should be recognized when all four of the following conditions exist: persuasive evidence of an arrangement exists; services have been rendered or delivery has occurred; the price is fixed or determinable; and collectibility is reasonably assured. When estimated contract costs indicate that a loss will be incurred on a contract, the entire loss is provided for in such period.

      The Company routinely subcontracts with third party investigators in connection with multi-site clinical trials and with other third party service providers for laboratory analysis and other specialized services. Costs associated with contracting with third party investigators are excluded from net service revenue and expenses where they are the responsibility of the client and they are passed through to clients without any mark up.

Earnings (Loss) Per Share

      Earnings (loss) per share is computed in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share” (“SFAS 128”). SFAS 128 requires presentation of both Basic Earnings per Share (Basic EPS) and Diluted Earnings per Share (Diluted EPS). Basic EPS is based on the weighted average number of shares of common stock outstanding during the year while Diluted EPS also includes the dilutive effect of stock options. The number of stock options not reflected in Diluted EPS because they were anti-dilutive or their exercise was conditional were nil in 2003, 2,366,217 in 2002 and 1,148,532 in 2001. Historical earnings (loss) per share have been computed assuming the historical outstanding shares in Inveresk Research Group Limited were converted to ordinary shares in Inveresk Research Group, Inc. using the conversion ratios applied when the change of ultimate parent company became effective.

Cash and Cash Equivalents

      Cash and cash equivalents include demand deposits and money market accounts held with financial institutions. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Unbilled Receivables and Advance Billings

      Billings are generally determined by contractual provisions that include predetermined date-certain payment schedules (which may include payment at or near the time the trial is initiated), the achievement of negotiated performance requirements or milestones, or the submission of required billing detail. Unbilled receivables arise from those contracts under which billings are rendered upon the achievement of certain negotiated performance requirements or on a date-certain basis and services rendered exceed billings. The Company expects to bill and collect these unbilled receivables within one year of revenue recognition. Advance billings represent contractual billings for services not yet rendered.

Concentration of Credit Risk

      Financial instruments which potentially expose the Company to credit risk include unsecured accounts receivable. Concentrations of credit risk on accounts receivable is limited due to the large number of clients.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Additionally, the Company maintains allowances for potential credit losses and credit losses incurred have not exceeded management’s expectations. The Company’s exposure to credit loss in the event that payment is not received for revenue recognized equals the outstanding accounts receivable and unbilled services balance.

Inventories

      Inventories, which comprise consumables and supplies, are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method.

Property, Plant and Equipment

      Property, plant and equipment are stated at cost.

      Maintenance repairs and minor renewals are charged to expense as incurred. Major renewals and improvements are capitalized and depreciated over their estimated useful lives. When assets are retired or otherwise disposed of, the cost is removed from the asset account and the corresponding accumulated depreciation is removed from the related reserve account. Any gain or loss resulting from such retirement or disposal is included in current income.

      Depreciation is provided on a straight-line basis over the estimated useful economic lives of the assets as set out below:

Land	not depreciated
Buildings	40 years
Leasehold improvements	lesser of the term of the lease or the useful life
Machinery and equipment	5 to 10 years
Office furniture and machines	3 to 10 years
Vehicles	3 to 5 years

Goodwill

      Goodwill represents the excess of the fair value of the consideration over the fair value of the identifiable assets and liabilities acquired. For the periods ending before January 1, 2002, goodwill was amortized on a straight-line basis over twenty years.

      Effective January 1, 2002, the Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) which applies to all goodwill and other intangible assets recognized in the balance sheet at that date, regardless of when the assets were initially recognized. Under SFAS 142, the Company no longer amortizes goodwill or other intangible assets with indefinite lives, but instead reviews them at least annually for impairment. The Company completes its impairment assessment in the second quarter of each year based on balances recorded at March 31. This has not resulted in any impairment for the periods presented.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table reflects the consolidated results of operations and the related per share amounts, as if SFAS 142 had been in effect for all periods presented.

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(Dollars in thousands except share and
	per share data)
Net income (loss), as reported	$38,122	$(28,009)	$(5,120)
Add back amortization expense	—	—	7,910
Effect on income taxes	—	—	(831)

Net income (loss), adjusted	$38,122	$(28,009)	$1,959

Earnings (loss) per share:
Basic	$1.04	$(0.94)	$0.09
Diluted	$1.01	$(0.94)	$0.09
Weighted average number of common shares outstanding:
Basic	36,527,491	29,735,957	21,489,571
Diluted	37,705,378	29,735,957	21,489,571

      In accordance with SFAS 128, there is no dilution shown in the above table in respect of stock options outstanding in the 52 weeks ended December 30, 2001. This was because exercise of all the options concerned was conditional upon completion of a listing of the Company’s shares on a recognized stock exchange and this condition had not been satisfied by the end of 2001.

Impairment of Long-Lived Assets

      The Company evaluates long-lived assets and intangibles other than goodwill for impairment whenever events or changes in circumstances indicate that the value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount including any attributable goodwill. In such instances, the carrying value of long-lived assets is reduced to the estimated fair value, as determined using an appraisal or discounted cash flow analysis, as appropriate.

Income Taxes

      Income taxes are accounted for under the liability method in accordance with SFAS 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not that a portion of the asset will not be realized.

Stock-Based Compensation

      The Company accounts for stock-based awards to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees‘(“APB 25”). Compensation cost for stock options granted to employees is based on the excess of the quoted market price of the Company’s stock on the measurement date over the amount an employee must pay to acquire the stock (the “intrinsic value”) and is recognized over the vesting period. No compensation cost was recognized in respect of options where the vesting of the options was conditional upon the listing of the Company’s shares on

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a recognized stock exchange, prior to the condition being met. Once the condition was met, the compensation expense was recorded in full on the date when the condition was satisfied.

      Had compensation expense been determined for the Company’s option grants consistent with the provisions of SFAS No. 123 “Accounting for Stock Based Compensation” (“SFAS 123”), the Company’s net income (loss) for the periods shown below would have reflected the pro forma amounts set forth in the table below. For periods prior to our initial public offering in June 2002, there would have been no change in the reported net income or loss.

	Year Ended	Year Ended
	December 31, 2003	December 31, 2002

	(Dollars in thousands	(Dollars in thousands
	except per share data)	except per share data)
Reported net income (loss)	$38,122	$(28,009)
Compensation expense in respect of stock options deducted in the computation of net income	—	23,873
Compensation expense in respect of stock options computed on the fair value method	(1,885)	(24,639)

Pro forma net income (loss)	$36,237	$(28,775)

Reported basic earnings (loss) per share	$1.04	$(0.94)
Pro forma basic earnings (loss) per share	$0.99	$(0.97)
Reported diluted earnings (loss) per share	$1.01	$(0.94)
Pro forma diluted earnings (loss) per share	$0.96	$(0.97)

      The assumptions underlying the calculation of this pro forma information are described in Note 14.

Research and Development

      Many of the Company’s activities are directed towards the performance of research on behalf of its clients and the Company is continually improving its scientific methods and techniques. All costs relating to the performance of client projects are expensed as incurred and there are no significant levels of expenditure on research and development on the Company’s own behalf.

Derivative and Financial Instruments

      The Company follows the requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and used for hedging activities. All derivatives, whether designated for hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, all changes in the fair value of the derivative and changes in the fair value of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the statement of operations when the hedged item affects earnings. The ineffective portions of both fair value and cash flow hedges are immediately recognized in earnings.

      The Company has not designated any of its derivative financial instruments as hedges for accounting purposes, and therefore the changes in fair value are reflected in income each period. This may cause volatility in quarterly earnings in the future.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Debt Issuance Costs

      Debt issuance costs relating to the Company’s bank loans and unsecured fixed rate debt are deferred and amortized to interest expense using the effective interest method over the respective terms of the debt concerned. Any unamortized debt issuance costs are written off in the period in which the associated indebtedness is repaid.

Recent Accounting Pronouncements

Adopted in the Period

      In April 2002, the FASB issued SFAS 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” The principal change reflected in these pronouncements is that gains or losses from extinguishment of debt which were classified as extraordinary items by SFAS 4 are no longer classified as such. The Company adopted SFAS 145 for our fiscal year ending December 31, 2003. When adopted, prior extraordinary items related to the extinguishment of debt were reclassified. This resulted in the extraordinary items of $1.6 million (being $2.0 million before taxes and $0.4 million of income taxes) in 2002 and $0.4 million (being $0.6 million before taxes and $0.2 million of income taxes) in 2001 being reclassified to the interest expense and income taxes captions.

      SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (Revised 2003), (“SFAS 132R”) requires an entity to make additional disclosures about pensions and other post-retirement benefits. These disclosures include information describing the types of plan assets, investment strategy, measurement dates, plan obligations, cash flows and components of net periodic pension cost. SFAS 132R is effective for the Company beginning with fiscal years ending after December 15, 2003 and for non-U.S. plans beginning with fiscal years ending after June 15, 2004. SFAS132R is effective for interim reporting period disclosures beginning after December 15, 2003 and after the provisions of this statement are adopted. The Company has adopted this statement for its U.K. plan in this form 10-K for the year ending December 31, 2003 and will adopt the quarterly reporting requirements in its Form 10-Q for the quarter ending March 31, 2004.

To Be Adopted in Future Periods

      In December 2003, the FASB issued a revision to Interpretation No. 46 “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN46R” or the “Interpretation”). FIN46R clarifies the application of ARB No. 51 “Consolidated Financial Statements” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN46R requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses or receive a majority of the entity’s expected residual returns, or both.

      Among other changes, FIN46R (a) clarified some requirements of the original FIN46 which had been issued in January 2003, (b) eased some implementation problems and (c) added new exceptions. FIN46R deferred the effective date of the Interpretation for public companies to the end of the first reporting period after March 15, 2004 except that all public companies must, at a minimum, apply the provisions of the Interpretation to all entities that were previously considered “special purpose entities” under the FASB literature prior to the issuance of FIN46R by the end of the first reporting period ending after December 15, 2003. The Company does not anticipate that the adoption of FIN46 will have a material impact on its financial position, cash flows or results of operations.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Business Acquisitions

      The Company made two significant acquisitions during the three year period ended December 31, 2003. The acquisitions were accounted for under the purchase method of accounting and accordingly, the assets acquired and liabilities assumed were recorded at fair value as of the acquisition dates. The excess of the purchase price over the fair value of the assets acquired less the liabilities assumed has been recorded as goodwill. The results of operations of the acquired business have been included from the date of the acquisitions.

Year Ended December 31, 2003

      On July 29, 2003 the Company acquired all of the outstanding capital stock of PharmaResearch Corporation (“PharmaResearch”) for $43.2 million, financed through bank borrowings. PharmaResearch is a US-based drug development services group focused on the provision of Phase II-IV clinical trials support services, principally in the areas of respiratory and infectious diseases. At the time of the acquisition PharmaResearch was primarily based in Morrisville and Wilmington, North Carolina, with foreign operations based in the United Kingdom, France, Spain and China.

      The acquisition of PharmaResearch allowed the Company to increase significantly the scale and service of its North American clinical development operations. Its strong presence in the field of respiratory and infectious diseases enabled Inveresk Research to build value-added clinical support services for the benefit of the enlarged client base. The following table summarizes the fair value of the assets acquired and liabilities assumed at the acquisition date.

(Dollars in
thousands)

Cash	$5,976
Other current assets	15,571

Total current assets	21,547
Property, plant and equipment	2,249
Customer contracts	2,783
Goodwill	34,907
Current liabilities	(18,236)
Deferred taxation liabilities	(53)
Long term portion of capital leases	(9)

Purchase price (including acquisition costs)	$43,188

      The purchase price payable for PharmaResearch is subject to partial holdback. The customer contracts acquired have an estimated useful life of two years. The goodwill arising from the transaction was all assigned for financial reporting purposes to the clinical segment of the business. The customer contracts and goodwill are not deductible for tax purposes.

Restructuring and Integration costs

      The Company established a plan at the acquisition date to integrate the operations of PharmaResearch with certain of its existing operations. The actions necessary to complete the integration included a reduction of 58 employees across the enlarged Company (37 employees of PharmaResearch and 21 employees of the Company), the relocation of the Morrisville operations of PharmaResearch to the Company’s premises in Cary, North Carolina, integration of certain administrative functions and operating entities between the two

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

businesses, combination of the PharmaResearch operations in London, Paris and Madrid with those of the Company and the closure of certain office premises.

      In connection with this plan the Company has recorded provisions that have been reflected in the purchase price allocation of $2.6 million and provisions of $1.1 million that are included in restructuring and integration costs arising from business acquisitions in the consolidated statement of operations. The Company implemented the restructuring plan in early September, with 37 former PharmaResearch employees and 21 former Inveresk employees leaving the Company during September. By January 2004, the employees based at the PharmaResearch facility in Morrisville, North Carolina were relocated to the Company’s nearby facility in Cary, North Carolina and the office in China was closed. The following amounts have been recorded in respect of the restructuring plan:

	Severance and
	Related Costs		Other Costs
					Lease Termination
	Pharma		Pharma		and Abandonment
	Research	Inveresk	Research	Inveresk	Costs

	(Dollars in thousands)
Amount established at acquisition	$1,190	$676	$348	$412	$1,137
Utilized from July 29, 2003 to December 31, 2003	(877)	(676)	(242)	(344)	—

Balance at December 31, 2003	$313	$—	$106	$68	$1,137

      The Company expects the remaining provisions for severance costs to be utilized in 2004. The lease termination and abandonment costs will be utilized over the terms of the property leases concerned.

Year Ended December 30, 2001

      On April 5, 2001, the Company acquired the whole of the outstanding stock of ClinTrials Research Inc. for cash of $120.8 million. The estimated fair value of assets acquired and liabilities assumed are summarized below:

(Dollars in
thousands)

Allocation of purchase price:
Net current assets (including cash of $5,700)	$1,201
Property, plant and equipment	37,353
Goodwill	95,699
Deferred taxation liabilities	(13,183)
Long term liabilities	(223)

Purchase price (including acquisition costs)	$120,847

      Tax losses at the acquisition date amounted to approximately $40 million and these remain unutilized at December 31, 2003. A valuation allowance has been established against the whole of these losses, and to the extent that this valuation allowance is reduced in future, the reduction will be allocated to reduce goodwill.

      Provision was made at acquisition for restructuring of the European Clinical operation of ClinTrials Research Inc. This was based upon a plan formulated at acquisition, approved by the directors of the Company in August 2001 and wholly implemented in 2001. The plan involved reducing the headcount in the acquired business, relocating certain functions from Maidenhead in England to various locations in Scotland and vacating office space in Maidenhead.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The movement on the restructuring provision was:

(Dollars in
thousands)

Amount established at acquisition	$3,416
Utilized during 2001	(2,251)

Balance accrued at December 30, 2001	1,165
Utilized during 2002	(945)

Balance accrued at December 31, 2002	220
Utilized during 2003	(220)

Balance accrued at December 31, 2003	$—

      The provision established at acquisition comprised $1.7 million in respect of severance payments to 74 people in the statistical and data management and various administrative functions, $1.3 million relating to rental and services costs on the surplus space vacated at Maidenhead, $0.3 million relating to dilapidations on the Maidenhead property and $0.1 million of other expenditures.

      The following unaudited consolidated pro forma results of operations for the years ended December 31, 2003 and 2002 give effect to the acquisition of PharmaResearch as if it was completed at the beginning of each period. These pro forma results reflect incremental financing costs resulting from the acquisition and the amortization of acquired intangible assets.

	Year Ended	Year Ended
	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
Net service revenue	$296,375	$263,061

Net income (loss)	$37,176	$(26,885)

Earnings (loss) per share
Basic	$1.02	$(0.90)
Diluted	$0.99	$(0.90)
Number of shares used in calculating earnings (loss) per share
Basic	36,527,491	29,735,957
Diluted	37,705,378	29,735,957

      This unaudited pro forma financial information has been prepared for comparative purposes only and does not purport to represent the results of operations which would actually have occurred had the companies operated as one during the period, nor to predict the Company’s results of future operations. No effect has been included for synergies, if any, that might have been realized through the acquisition.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Property, Plant and Equipment

      The composition of property, plant and equipment is as follows:

	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
Land, buildings and leasehold improvements	$128,506	$98,974
Plant and equipment	113,717	86,246

	242,223	185,220
Less accumulated depreciation	(96,859)	(76,650)

	$145,364	$108,570

      Included in plant and equipment are assets with a cost of $0.7 million and $2.9 million at December 31, 2003 and December 31, 2002 which are the subject of capital leases.

7.	Goodwill

      The following table sets forth an analysis of goodwill.

	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
Goodwill	$198,306	$147,765
Less accumulated amortization	(14,067)	(12,722)

	$184,239	$135,043

8.	Intangible Assets

      The composition of intangible assets is as follows:

	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
Customer contracts	$2,783	$—
Less accumulated amortization	(580)	—

	$2,203	$—

      The customer contracts were acquired in connection with the acquisition of PharmaResearch. Future amortization expense is expected to be $1.4 million in 2004 and $0.8 million in 2005.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Accrued expenses

      The composition of accrued expenses is as follows:

	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
Restructuring provision in respect of European Clinical Operations (Note 5)	$—	$220
Provision in respect of restructuring and integration costs associated with the acquisition of PharmaResearch (Note 5)	1,624	—
Invoices received not processed	3,136	2,190
Fair value of US $ interest rate swap (Note 10)	986	1,096
Reserve for losses on contracts	3,986	2,471
Accrued payroll costs and social taxes	8,139	6,966
Interest accrued on bank loans and interest rate swaps	—	603
Other accrued expenses	11,179	7,853

	$29,050	$21,399

10.	Credit Facilities and Derivative Instruments

Facilities

2003

      In July 2003, the Company entered into a new $150 million syndicated bank credit facility part of which was used to finance the acquisition of PharmaResearch and also to repay the borrowings outstanding under our former bank credit facility. Scheduled principal repayments of $1.9 million were made on each of September 30, 2003 and December 31, 2003. In addition on December 31, 2003, we repaid $13 million of the term loan facility ahead of schedule. At December 31, 2003 the facility totaled $133.2 million comprised of $58.2 million of term loans in U.S. dollars and up to $75 million of loans available in multiple currencies under a revolving credit arrangement.

      At December 31, 2003, the borrowings under the facility comprised $58.2 million drawn down as a five year term loan with repayments due quarterly until December 31, 2007. Such borrowings bear interest at rates between LIBOR plus 1.25% and LIBOR plus 2.00% depending on the ratio of Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) to borrowings. Based on the financial position of the company at September 30, 2003 the borrowings currently bear interest at LIBOR plus 1.5%. The exposure to interest rate fluctuations on the loans drawn under this facility has been limited by retaining, with minor amendments, the interest rate swaps entered into previously in connection with the previous bank credit facility. The bank credit facility subjects the Company to significant affirmative, negative and financial covenants, is guaranteed by the Company and its significant subsidiaries and is secured by liens on substantially all of the assets and pledges of the shares of the subsidiaries. The covenants include, but are not limited to, a maximum leverage ratio, a minimum net worth amount and a minimum amount for the ratio of consolidated EBITDA to consolidated financial charges. The Company was in compliance with these covenants at December 31, 2003.

2002

      At December 31, 2002, $67.5 million of bank debt had been drawn under a bank credit facility (“the facility”). Such debt was repayable in U.S. dollars and bore interest at the London Inter-Bank Offered Rate (“LIBOR”) plus 1.25%. The facility was secured by the Company’s principal assets. The borrowings were

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

repaid in part on various dates during 2003 and we made a final repayment of the borrowings under the facility immediately prior to completing the acquisition of PharmaResearch on July 29, 2003.

Fair Value of Financial Instruments and Derivative Instruments

      The carrying amounts of cash and cash equivalents, accounts receivable, inventory, accounts payable and accrued liabilities approximate fair value because of the short term maturity of these instruments. The carrying amount of the Company’s long term debt approximates fair value because of the variability of the interest cost associated with these borrowings.

      The Company uses foreign exchange contracts to manage the risk of foreign exchange rate fluctuations. At December 31, 2003 the Company had one forward currency contract outstanding. This was to sell $14 million and buy Can$18.552 million on March 31, 2004. This contract was recorded at fair value of $0.3 million at December 31, 2003 and an unrealized gain of $0.3 million was recorded in selling general and administrative expenses.

      The Company also enters into interest swap arrangements related to its bank borrowings to manage its exposure to variability in cash flows associated with floating interest rates. At December 31, 2003 the Company had two outstanding interest rate swap arrangements. The first arrangement is an interest rate swap, which has a notional amount of $50 million and expires on September 30, 2005. Under this agreement the LIBOR rate applicable to $50 million of debt is fixed at 2.9975%. The second arrangement is an interest rate swap, which has a notional amount of $10 million and expires on September 30, 2004. Under this arrangement the LIBOR rate applicable to $10 million of debt is fixed at 2.5225%. The estimated fair value of these two swaps is based on the quoted market prices. At December 31, 2003 and December 31, 2002, the fair value was estimated to be a liability of $1.0 million and $1.1 million, respectively. The unrealized gains or losses recorded as additional interest income or cost in the years ended December 31, 2003 and December 31, 2002 were a gain of $0.1 million and a loss of $1.1 million. In the year ended December 30, 2001, an additional interest cost of $2.0 million was recorded on the mark to market of interest rate swaps in place during that year.

11.	Commitments

Operating Leases

      The Company leases office space and office equipment under various operating leases. Minimum rental commitments payable in future years under operating leases having initial or remaining non-cancellable terms of one year or more at December 31 are as follows:

(Dollars in
thousands)

2004	$7,049
2005	5,849
2006	6,667
2007	6,272
2008	5,615
Thereafter	21,377

Total minimum rentals	52,829
Less minimum rentals due under non-cancellable subleases	(674)

$52,155

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Rent expense is comprised of the following:

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(Dollars in thousands)
Minimum rentals	$7,935	$6,112	$5,466
Less sublease rentals	(437)	(944)	(670)

	$7,498	$5,168	$4,796

Capital Leases

      The Company has capital lease obligations relating to scientific machinery, vehicles and office equipment. The Company’s commitments under capital leases are:

(Dollars in
thousands)

2004	$161
2005	147
2006	45
2007	—
2008	—
Thereafter	—

$353

Capital Commitments

      The Company has commitments in relation to capital expenditure amounting to $3.1 million at December 31, 2003 and had commitments of $12.1 million at December 31, 2002. Payments of the capital commitments at December 31, 2003 are all expected to be made in 2004.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Income taxes

      Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
Deferred tax assets:
Defined benefit pension obligations	$7,364	$3,987
Federal and state net operating losses	13,652	14,893
Foreign net operating losses	425	768
Interest rate swaps	296	329
U.K. share option deductions	555	—
Other deferred tax assets	3,583	1,451

Total deferred tax assets	25,875	21,428
Valuation allowance for deferred tax assets	(15,789)	(15,830)

Net deferred tax assets	$10,086	$5,598
Deferred tax liabilities Property, plant and equipment	(31,569)	(27,241)
Intangible assets	(532)	—
Other deferred tax liabilities	(500)	(700)

Net deferred tax liabilities	$(22,515)	$(22,343)

      The balance sheet classification of net deferred tax liabilities is as follows:

	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
Net current deferred tax assets	$144	$—
Net non-current deferred tax assets	669	—
Net current deferred tax liabilities	(334)	(204)
Net non-current deferred tax liabilities	(22,994)	(22,139)

Net deferred tax liabilities	$(22,515)	$(22,343)

      Income (loss) before income taxes arises as follows:

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(Dollars in thousands)
Income (loss) before taxes:
United States	$1,458	$(699)	$(3,152)
Foreign	41,224	(21,696)	(93)

	$42,682	$(22,315)	$(3,245)

      The Company’s Canadian subsidiary qualifies for Canadian Federal and Quebec Scientific Research and Development deductions and tax credits. Expenditures on certain capital assets are fully deductible or may be carried forward indefinitely until utilized. The tax credits are equal to 30% of certain capital and current expenditures. The Canadian federal tax credits are accounted for using the flow through method, in which the

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Canadian federal credits are recognized as a reduction of income taxes in the year the credit arises. Quebec provincial tax credits are reported as a component of income from operations in the statement of operations, rather than as a reduction of income tax expense. In the three years ended December 31, 2003, December 31, 2002 and December 30, 2001, $3.5 million, $3.4 million and $1.8 million of Quebec provincial tax credits were offset against direct costs in the statement of operations.

      Provision has not been made for United States or additional foreign taxes on undistributed earnings of foreign subsidiaries as those earnings have been permanently reinvested and the Company has no plans in the foreseeable future to remit these earnings to the United States. It is not practicable to determine the amounts involved.

      Significant components of the provision (benefit) for income taxes are as follows:

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(Dollars in thousands)
Current:
Domestic	$1,774	$—	$—
Foreign	3,406	3,456	1,665
Deferred:
Domestic	(868)	—	—
Foreign	7,984	9,745	2,011
Foreign Research and Development tax credits	(7,736)	(7,507)	(1,801)

Provision for income taxes	$4,560	$5,694	$1,875

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s consolidated effective tax rate differed from the U.S. federal statutory rate as set forth below:

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(Dollars in thousands)
Federal statutory rate — 35%	$14,939	$(7,810)	$(1,135)
Non deductible compensation expense on exercise of share options and other management equity incentives	—	15,906	—
Non deductible U.K. stamp duty tax expense	—	464	—
U.K. and Canadian Research and Development tax credits	(7,736)	(7,507)	(1,801)
Amortization of goodwill	—	—	1,156
Difference between foreign income taxed at U.S. Federal Statutory rates and foreign income tax expense	(1,398)	3,207	809
Increase in federal valuation allowance	373	229	1,103
Increase in valuation allowance of foreign subsidiaries	729	357	1,247
U.K. share option deductions	(2,156)	—	—
Other	(191)	848	496

	$4,560	$5,694	$1,875

      A valuation allowance has been established for the amount of United States deferred tax assets primarily related to the Company’s potential tax benefit associated with loss carryforwards. At December 31, 2003, the Company had approximately $39 million of federal net operating loss carryforwards, $31 million of which begin to expire in 2018. Foreign tax losses available for offset against future profits of the business in which they arose, amount to approximately $19 million and have no expiry date.

13.	Stock Option and Other Equity-Based Compensation Plans

      The Company has issued options to employees pursuant to the Inveresk Research Group, Inc. 2002 Stock Option Plan and to non-executive directors pursuant to the Inveresk Research Group, Inc 2002 Non-employee Directors Stock Option Plan. The objectives of these plans include attracting and retaining personnel and promoting the success of the Company by providing employees and non-executive directors with the opportunity to acquire shares.

      All options issued before June 27, 2002 were issued by Inveresk Research Group Limited. Those options subsequently were exchanged for stock options issued by Inveresk Research Group, Inc. (the “replacement options”) on June 28, 2002 under its 2002 Stock Option Plan. The replacement options were issued with exercise prices, exercise periods and other terms substantially the same as those of the options they replaced.

      The replacement options became fully vested (immediately exercisable in full) upon completion of the Company’s initial public offering and such options will expire 10 years after the date of grant of the options they replaced. At December 31, 2003 the number of replacement options remaining outstanding was 615,479. The Company has also issued options that vest in equal annual instalments over the three years following the date of grant. At December 31, 2003 the number of shares issuable on exercise of these options outstanding was 1,204,469.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the options outstanding and exercisable under these plans:

	Shares of Common		Weighted
	Stock Issuable		Average
	upon Exercise	Exercise Price	Exercise Price

Outstanding at December 31, 2000	213,286	$0.19	$0.19
Granted during 2001	948,159	$0.03-$ 0.40	$0.22
Forfeited during 2001	(12,913)	$0.19	$0.19
Exercised during 2001	—	—	—

Outstanding at December 30, 2001	1,148,532	$0.03-$ 0.40	$0.22
Granted during 2002	1,809,941	$0.03-$20.14	$6.84
Forfeited during 2002	(56,567)	$0.19-$13.00	$9.88
Exercised during 2002	(535,689)	$0.05-$ 0.40	$0.22

Outstanding at December 31, 2002	2,366,217	$0.03-$20.14	$5.05
Granted during 2003	421,950	$14.68-$17.75	$17.40
Forfeited during 2003	(109,498)	$10.60-$17.75	$11.46
Exercised during 2003	(858,721)	$0.03-$10.60	$2.52

Outstanding at December 31, 2003	1,819,948	$0.03-$20.14	$8.72

      The following table summarizes the exercise prices of the options outstanding at December 31, 2003:

Shares of Common Stock
Issuable Upon Exercise	Exercise Price

207,891	$0.03 per share
11,736	$0.05 per share
27,634	$0.19 per share
368,218	$0.40 per share
749,619	$10.60 per share
35,000	$13.00 per share
40,000	$14.68 per share
3,500	$16.35 per share
40,000	$17.17 per share
328,850	$17.75 per share
7,500	$20.14 per share

1,819,948

      The Company accounts for stock-based compensation plans under the provisions of APB 25. For options granted on or after June 27, 2002, the exercise price was equal to the market price of the underlying stock and accordingly no compensation expense is recorded. The exercise of all options granted prior to June 27, 2002 was conditional upon the listing of the Company’s shares on a recognized stock exchange. No compensation cost was recognized in respect of these options prior to this condition being met. Once the condition was met, the compensation expense was recorded in full on the date when the condition was satisfied.

      In the quarter ended March 31, 2002, the terms of the options held by one individual were amended to enable him to exercise his options prior to the completion of our initial public offering. Compensation expense

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

was recorded in respect of those options in the quarter ended March 31, 2002, reducing income from operations by $4.545 million and net income by $4.490 million.

      In the quarter ended June 30, 2002, compensation expense of $19.383 million was recorded in respect of the outstanding share options that vested in accordance with their terms. The Company recorded an additional compensation expense of $29.092 million in connection with its initial public offering, when the percentage equity interest held by certain members of its management team increased in accordance with the terms governing the original issuance of shares of those individuals.

      Pro forma information regarding net income is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of that statement. The information required is shown in Note 4.

      For purposes of this disclosure, the fair values of the fixed option grants were estimated using the Black-Scholes option-pricing model. The assumptions used have not changed between periods and are as follows:

Risk-free interest rate	3.0%
Volatility factor	60%
Weighted average expected life of options in months	21.8

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective valuation assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in subjective assumptions can materially affect the fair value estimates, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options.

14.	Employee Benefits

      The Company operates both defined contribution plans and a funded defined benefit pension plan, covering certain qualifying employees. Contributions under defined contribution plans are determined as a percentage of gross salary. The expense related to these plans for the year ended December 31, 2003 was $1.9 million, for the year ended December 31, 2002 was $0.9 million and for the 52 weeks ended December 30, 2001 was $1.4 million.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company operates a funded defined benefit pension plan. The benefits under the defined benefit plan are based on years of service and salary levels. Plan assets are primarily comprised of marketable securities. The following provides a reconciliation of benefit obligations, plan assets and the funded status of the defined benefit plan.

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(Dollars in thousands)
Change in benefit obligations Benefit obligation at beginning of the year	$63,382	$49,836	$48,801
Service cost	3,226	2,921	2,731
Interest cost	3,587	3,058	2,796
Plan participants contributions	1,165	1,055	899
Actuarial losses (gains)	11,790	2,321	(1,979)
Benefits paid	(1,088)	(1,422)	(2,201)
Foreign currency exchange rate changes	8,818	5,613	(1,211)

Benefit obligation at end of the year	$90,880	$63,382	$49,836

Change in plan assets Fair value of plan assets at beginning of the year	$39,066	$40,414	$46,490
Actual return on plan assets	7,172	(8,011)	(6,183)
Company contributions	3,376	3,254	2,638
Plan participants contributions	1,165	1,055	899
Benefits paid	(1,088)	(1,422)	(2,201)
Foreign currency exchange rate changes	5,353	3,776	(1,229)

Plan assets at end of the year	$55,044	$39,066	$40,414

      The following table sets forth the funded status of the defined benefit pension plan:

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(Dollars in thousands)
Funded status	$(35,836)	$(24,316)	$(9,422)
Unrecognized net actuarial loss (gain)	30,504	20,626	6,275

Net amount recognized	(5,332)	(3,690)	(3,147)
Accrued (liability)	(19,244)	(9,569)	(1,574)

Accrued cost	$(24,576)	$(13,259)	$(4,721)

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of December 31, 2003 and 2002 and December 30, 2001, the accumulated benefit obligations of $79.6 million, $52.3 million and $45.1 million exceeded the plan assets by $24.6 million, $13.3 million and $4.7 million respectively. The weighted average assumptions used to determine the projected benefit obligation are:

	December 31,	December 31,	December 30,
	2003	2002	2001

Discount rate	5.5%	5.6%	6.0%
Expected return on plan assets	7.5%	7.5%	6.0%
Rate of compensation increase	4.0%	3.5%	4.0%
Rate of increase in pensions in payment	2.5%	2.0%	2.0%
Price inflation	2.5%	2.0%	2.0%

      The weighted average assumptions used to determine the net periodic pension cost are:

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

Discount rate	5.6%	6.0%	6.0%
Expected return on plan assets	7.5%	6.0%	6.0%
Rate of compensation increase	3.5%	4.0%	4.0%
Rate of increase in pensions in payment	2.0%	2.0%	2.5%
Price inflation	2.0%	2.0%	2.5%

      Net periodic pension costs for the defined benefit pension plan include the following components:

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(Dollars in thousands)
Service cost	$3,226	$2,921	$2,731
Interest cost	3,587	3,058	2,796
Return on plan assets (expected)	(3,121)	(2,589)	(2,759)
Amortization of actuarial loss	809	74	—

Net periodic pension cost	$4,501	$3,464	$2,768

      The major asset categories of the defined benefit plan are as follows:

	December 31,	December 31,
	2003	2002

Equity securities	82%	78%
Fixed interest securities	18%	22%

Total	100%	100%

      The trustees of the defined benefit plan follow a defined investment policy that is set out in the plan’s statement of investment principles prepared in accordance with the requirements of the United Kingdom Pensions Act 1995. The investment policy is guided by an overall objective of achieving over the long term, a return on investments which is consistent with the long term assumptions made by the plan’s actuary in determining the funding of the plan. Over the shorter term the objective is to achieve favorable returns against

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the investment manager’s respective benchmarks. The target asset allocation is 80% equities and 20% fixed interest securities.

      The expected rate of return on assets is based on a weighted average expected rate of return on equities of 8.0% and of 5.25% on fixed interest securities. These rates are established with reference to market rates of return and are reviewed annually.

      As of December 31, 2003, the expected future benefits to be paid for each of the next five years and in the aggregate for the succeeding five years thereafter translated from pounds sterling at the December 31, 2003 exchange rate are as follows:

(Dollars in
thousands)

2004	$1,031
2005	1,086
2006	1,145
2007	1,374
2008	1,649
Thereafter	14,729

$21,014

      As of December 31, 2003, the best estimate of contributions expected to be paid to fund the plan for the next year is £2.0 million (equivalent to $3.6 million). This is based on the funding rate of 14% of pensionable payroll recommended by the plan’s actuary.

      The measurement date used to determine the majority of the plan assets and benefit obligations was December 31, 2003.

15.	Segment Reporting

      The Company is a full-service drug development services group serving the pharmaceutical, biotechnology and medical device industries. Its drug development services comprise two operating segments — pre-clinical and clinical. Pre-clinical services include pre-clinical safety and pharmacology evaluation as well as laboratory sciences services. Pre-clinical services are performed in Edinburgh, Scotland and Montreal, Canada. Clinical services consist of designing, monitoring, and managing trials of new pharmaceutical and biotechnology products on humans, and providing clinical data management, biostatistical, product registration, and pharmacovigilance services. Clinical service activities and revenues are performed and earned primarily in the United States and Europe. The Company’s European clinical operations are performed in Maidenhead, England and Edinburgh, Scotland with its primary satellite offices in Brussels, Belgium and

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Glasgow, Scotland. The operating results of the Company in the individual European countries apart from the United Kingdom are not material. Financial data by segment are as follows:

	Pre-Clinical	Clinical	Total

	(Dollars in thousands)
Year Ended December 31, 2003
Net service revenues from external customers	$163,138	$109,344	$272,482
Depreciation and amortization	9,724	3,156	12,880
Segment income	43,635	12,481	56,116
Segment assets	375,384	266,117	641,501
Intangible assets	65,064	121,378	186,442
Long-lived assets	195,275	137,143	332,418
Expenditures for long-lived assets	26,044	4,311	30,355
Year Ended December 31, 2002
Net service revenues from external customers	$142,174	$80,288	$222,462
Depreciation and amortization	7,939	2,376	10,315
Segment income	43,504	9,044	52,548
Segment assets	290,557	176,746	467,303
Intangible assets	56,063	78,980	135,043
Long-lived assets	155,485	88,128	243,613
Expenditures for long-lived assets	24,545	952	25,497
52 Weeks Ended December 30, 2001
Net service revenues from external customers	$95,172	$61,124	$156,296
Depreciation and amortization	10,355	5,583	15,938
Segment income	17,958	899	18,857
Segment assets	239,260	159,252	398,612
Intangible assets	59,678	74,839	134,517
Long-lived assets	137,634	84,805	222,439
Expenditures for long-lived assets	10,640	505	11,143

      The following table summarizes net service revenues and long-lived assets by geographic area based on the location of the business providing the service.

	USA	Canada	Europe	Total

	(Dollars in thousands)
Year Ended December 31, 2003
Net service revenue from external customers	$52,328	$93,670	$126,484	$272,482
Long-lived assets at December 31, 2003	77,510	97,251	157,657	332,418
Year Ended December 31, 2002
Net service revenue from external customers	$34,551	$84,567	$103,344	$222,462
Long-lived assets at December 31, 2002	36,185	75,052	132,376	243,613
52 Weeks Ended December 30, 2001
Net service revenues from external customers	$23,367	$48,150	$84,779	$156,296
Long-lived assets at December 30, 2001	36,956	65,053	120,430	222,439

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company’s operations in Europe comprise operations in a number of countries that are co-ordinated from the United Kingdom. No European country is significant in terms of revenues generated or assets held apart from the United Kingdom.

      The following table reconciles the above totals for net service revenues, segment income (loss), segment assets and long-lived assets to the appropriate figures in the financial statements.

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(Dollars in thousands)
Segment income per above segment analysis	$56,116	$52,548	$18,857
Corporate overhead, including compensation charges, stamp duty share offering expenses and restructuring and integration costs	(9,970)	(61,520)	(4,408)

Income (loss) from operations per financial statements	$46,146	$(8,972)	$14,449

Expenditures for long-lived assets per above segment analysis	$30,355	$25,497	$11,143
Expenditures for long-lived assets not allocated to segments	59	—	—

Expenditures for long-lived assets per financial statements	$30,414	$25,497	$11,143

	Year Ended	Year Ended
	December 31,	December 31,
	2003	2002

	(Dollars in thousands)
Segment assets per above segment analysis	$641,501	$467,303
Long lived assets not allocated to segments	57	—
Deferred debt issue costs not allocated to segments	1,593	527
Elimination of inter segment balances	(194,072)	(135,363)

Assets per financial statements	$449,079	$332,467

Long-lived assets per above segment analysis	$332,418	$243,613
Long-lived assets not allocated to segments	57	—
Deferred debt issue costs not allocated to segments	1,593	527

	$334,068	$244,140

      No client accounted for more than 10% of the Company’s consolidated net revenue for any of the periods covered by these financial statements.

16.	Contingencies

      From time to time the Company is subject to claims, suits and administrative proceedings arising in the ordinary course of business. The company does not expect that any of the claims, suits or proceedings of which we have been notified will have a material adverse effect upon its liquidity, results of operations or financial condition.

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Related Party Transactions

      Prior to its initial public offering in 2002, the Company entered into various transactions with its principal shareholder, Candover Investments PLC. The Company’s unsecured subordinated loan stock that was repaid at the time of its initial public offering, was held by Candover Investments PLC and certain other Candover Investors. The Company paid costs associated with the issue of the loan stock to Candover Investments PLC amounting to $0.7 million in 2001. The Company paid charges to Candover Investments PLC for the services of Mr. I. Gray as a director of Inveresk Research Group Limited amounting to less than $0.1 million in each of 2002 and 2001.

      Certain of the directors of Inveresk Research Group, Inc. own common stock of the Company and also hold stock options.

18.	Other Comprehensive Income (Loss)

      The balance of other comprehensive income (loss) comprised:

	Before-Tax		Net-of-Tax
	Amount	Tax Benefit	Amount

	(Dollars in thousands)
December 31, 2003
Foreign currency translation	$29,881	$—	$29,881
Minimum pension liability adjustment	(18,010)	5,414	(12,596)
Tax benefit of share option exercises	—	219	219

	$11,871	$5,633	$17,504

December 31, 2002
Foreign currency translation	$926	$—	$926
Cumulative-effect adjustment for SFAS 133	(193)	58	(135)
Minimum pension liability adjustment	(9,407)	2,834	(6,573)

	$(8,674)	$2,892	$(5,782)

19.	Allowance for Doubtful Accounts and Reserve for Losses on Contracts

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(Dollars in thousands)
Doubtful accounts allowance
Balance, beginning of period	$1,021	$760	$312
Acquisition of subsidiaries	—	—	724
Utilized	(88)	(29)	(163)
Net charge (credit) to income	413	269	(24)
Translation	179	21	(89)

Balance, end of period	$1,525	$1,021	$760

INVERESK RESEARCH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			52 Weeks
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 30,
	2003	2002	2001

	(Dollars in thousands)
Reserve for losses on contracts
Balance, beginning of period	$3,581	$3,484	$1,259
Acquisition of subsidiaries	375	—	2,395
Utilized	(2,112)	(1,256)	(890)
Net charge to income	2,682	1,119	743
Translation	361	234	(23)

Balance, end of period	$4,887	$3,581	$3,484

      At December 31, 2003 and December 31, 2002, $0.9 million and $1.1 million respectively of the reserve for losses on contracts was offset against unbilled receivables and $4.0 million and $2.5 million respectively was included within accrued expenses in the consolidated balance sheets.

INVERESK RESEARCH GROUP, INC.

QUARTERLY FINANCIAL INFORMATION

	First	Second	Third	Fourth

	(Dollars in thousands except share and per share data)

	(Unaudited)
2003
Net service revenue	$57,684	$67,035	$70,571	$77,192

Income from operations	8,571	12,941	11,864	12,770

Income before income taxes	7,672	12,025	10,791	12,194

Net income (loss)	$7,377	$10,159	$9,564	$11,022

Earnings (loss) per share
Basic	$0.20	$0.28	$0.26	$0.30
Diluted	$0.20	$0.27	$0.25	$0.29
Weighted average number of common shares outstanding:
Basic	36,081,610	36,352,511	36,505,169	37,159,079
Diluted	37,366,463	37,624,192	37,720,565	38,336,966
2002
Net service revenue	$53,163	$55,549	$55,923	$57,827

Income (loss) from operations	5,232	(37,877)	11,695	11,978

Income (loss) before income taxes	1,216	(42,878)	8,758	10,589

Net income (loss)	$(414)	$(44,337)	$7,339	$9,403

Earnings (loss) per share
Basic	$(0.02)	$(1.87)	$0.21	$0.26
Diluted	$(0.02)	$(1.87)	$0.20	$0.25
Weighted average number of common shares outstanding:
Basic	23,485,654	23,770,595	35,570,449	35,984,350
Diluted	23,485,654	23,770,595	37,385,219	37,796,452